Exhibit 10.68

AGREEMENT FOR CONSULTING SERVICES

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) dated as of this 31st day of August, 2007, (the “Effective Date”) is by and between ARTISTdirect, Inc., a Delaware corporation (the “Contractor”), having an office at 1601 Cloverfield Boulevard, Suite 400 South, Santa Monica, CA  90404 and Robert N. Weingarten (the “Consultant”) whose address is at 5439 Lockhurst Drive, Woodland Hills, CA. 91367.

WHEREAS, Contractor desires to have Consultant perform consulting services for Contractor and Consultant has agreed to do so upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article I - Services

Consultant shall perform services at the direction of the Contractor in the areas of accounting, finance, public reporting and SEC filings, and shall assist in special projects assigned to him from time to time by the Contractor (the ”Services”). Contractor reserves the right in its reasonable discretion to make such changes in work or specifications, as may be reasonably necessary. Consultant shall devote sufficient time, attention and energy to perform the Services on a timely basis and through December 31, 2007, he shall give the Services his first priority over any and all other business obligations he may have.

Article II - Term and Hours

Provided that Consultant has executed and not revoked that certain Separation Agreement and Release of even date herewith (the “Release Agreement”), the term of this Agreement shall commence on September 1, 2007 (“Start Date”) and will continue through August 31, 2008, unless sooner terminated pursuant to the provisions of this Agreement. From the Start Date through December 31, 2007, the Parties agree that Consultant is expected to work substantially the same as he worked when he served as the Contractor’s Chief Financial Officer. From January 1, 2008 through May 31, 2008, Consultant shall work on an “as needed” basis for Contractor for up to forty (40) hours per week and Contractor shall provide Consultant with reasonable advance notice of its need for Consultant’s Services. From June 1, 2008 through August 31, 2008, Consultant shall continue to work on an as-needed basis for Contractor for up to ten (10) hours per week. Consultant shall be required to obtain Contractor’s prior approval for any work performed by him in excess of the forty (40) or ten (10) hours per week described above in order to receive the hourly compensation described in Article III. Consultant shall have the right to terminate the consulting relationship on or after May 31, 2008, by giving not less than 30 days prior written notice to the Contractor.

Article III - Compensation and Expenses

The compensation for the Services shall be solely as follows:

From the Start Date through August 31, 2008, Consultant shall be paid $16,250 per month payable in semi-monthly installments of $8,125 in accordance with the regular executive salary payment schedule adopted from time to time by Contractor. It is anticipated that no deductions or withholds will be required but in the event that Contractor becomes legally obligated to make deductions then such deductions shall be made.

Consultant shall be compensated at the rate of $200 per hour for all approved hours worked performing Services for Contractor in excess of the hourly amounts described in Article II and for any Services performed after August 31, 2008.

Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred by Consultant in performing the Services pursuant to this Agreement provided Consultant shall first furnish proper documentation for approval setting forth the information required by the United States Treasury Department for deductible business expenses and an explanation of the nature of each expense item.

From the Start Date through December 31, 2007, Contractor shall pay Consultant $1,619 per month as reimbursement for Consultant’s medical premium expense, payable on or around the 15th of each month.

From the Start Date through May 31, 2008, Contractor shall provide a Blackberry or similar device (and e-mail service), an Apple laptop computer and parking to Consultant at Contractor’s office. During the term of this Agreement, Contractor shall provide Consultant with access to non-exclusive work space and a computer at Contractor’s office in the event that Consultant performs the Service at Contractor’s office.

Consultant shall provide Contractor with a statement of his services and out-of-pocket expenses within ten business days after the end of each calendar month covering that month’s charges. Consultant shall keep records of the hours charged to Contractor, together with an explanation of the Services performed during such time period. Consultant shall promptly provide Contractor with a copy of such records with his monthly statement.

Article IV - Status as Independent Contractor

Both Contractor and Consultant expressly acknowledge and agree that Consultant is an independent contractor and shall not act as or be an agent for or employee of Contractor. All of Consultant’s activities in performing the Services shall be at Consultant’s sole risk and except as expressly provided herein, Consultant shall not be entitled to Workers Compensation or any other benefits or insurance protection provided by Contractor to their agents and employees. Subject to Article V, as an independent contractor, Consultant shall be solely responsible for determining the means and methods for performing the Services. Consultant shall be solely responsible for complying with and paying any and all taxes applicable to compensation received under this Agreement and shall indemnify Contractor for any claims related to any non-payment of applicable taxes.

Article V - Standard of Care

Consultant agrees to perform the Services with that standard of care, skill and diligence normally provided by a professional person in the performance of similar services. Consultant shall perform the assigned tasks and duties in an efficient, competent and timely manner in accordance with generally accepted industry standards. Consultant expressly acknowledges that Contractor will rely upon the competence and completeness of Consultants’ Services in utilizing the results of such Services in fulfilling their contractual commitments to third parties. In no event shall Consultant retain, hire or employ the services of subcontractors, third parties or others without the express written authorization and approval of Contractor.

Article VI - Use of Materials; Confidentiality; Non-Solicitation; Adherence to Rules

Section 1 -  Use of Materials.

Contractor shall own all rights to any and all work products, patents, processes, copyrights, studies, flow charts, diagrams, devices, programs, source codes, inventions, original works of authorship, know-how, and other tangible or intangible material or data of any nature developed by Consultant or as a result of any of Consultant’s Services. Any work product generated by Consultant hereunder shall be deemed a work made for hire. If any of such work product shall be deemed other than a work for hire, Consultant hereby assigns to Contractor all rights, title and interest in and to such work product. Consultant agrees to execute and deliver such documents and instruments as Contractor may deem necessary and appropriate to transfer to Contractor any and all rights, title, and interest, including copyrights, Consultant has in any such work.

Section 2 -  Confidentiality.

Consultant shall not publish, disclose, or otherwise divulge Confidential Information to any person, at any time during or after the term of this Agreement, without Contractor’s prior express written consent. For purposes of this Agreement, “Confidential Information” shall mean non-public, confidential or proprietary information belonging to Contractor.

The term “Confidential Information” does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by Consultant or her representatives in violation of this Agreement), (ii) was available to Consultant on a non-confidential basis from a source other than Contractor, provided that such source is not bound by a confidentiality agreement that was applicable to the Confidential Information, or (iii) has been independently acquired or developed by Consultant without violating any of her obligations under this Agreement.

In the event that Consultant becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Consultant shall give Contractor prompt prior written notice of such requirement so that Contractor may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that Contractor waives compliance with the terms hereof, Consultant agrees to provide only that limited portion of the Confidential Information that it is advised by written opinion of counsel is legally required and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

Consultant represents that his/her performance of all terms of this Agreement as a consultant of Contractor has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or trust prior or subsequent to the commencement of the Agreement, and Consultant will not disclose to Contractor, or induce Contractor to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

The parties agree that in the event of a breach of this Confidentiality provision, Contractor shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available at law or equity. Consultant shall be responsible for, and shall indemnify and hold harmless Contractor, for the violation of this Confidentiality provision by any of its representatives. This Confidentiality provision shall survive the termination of this Agreement.

Section 3 -  Solicitation of Employees, Consultants and Other Parties.

Consultant agrees that during the term of the Agreement, and for a period of twelve (12) months immediately following the termination of the Agreement for any reason, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of Contractor’s employees or other consultants to terminate their relationship with Contractor, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of Contractor, either for himself/herself or for any other person or entity. Further, for a period of twelve (12) months following termination of the Agreement for any reason, Consultant shall not solicit any licensor to or customer of Contractor or licensee of Contractor’s products, in each case, that are known to Consultant, with respect to any business, products or services that are competitive to the products or services offered by Contractor or under development as of the date of termination of the Agreement.

Section 4 -  Adherence to Rules.

At the time this Agreement is signed, the Contractor shall provide Consultant with copies of the Contractor’s employment and insider trading policies in effect at that time. Consultant shall strictly adhere to and obey all the rules, policies and regulations now in effect or subsequently modified governing the conduct of employees or advisors of Contraction.

Article VII - Termination

This Agreement shall terminate upon Consultant’s death or “Disability” (which for purposes of this Agreement shall mean Consultant’s inability to substantially perform the duties described herein for a continuous period of at least thirty (30) days, as reasonably determined by Contractor in its reasonable discretion). Additionally, Contractor may terminate the consulting relationship and this Agreement at any time with or without Cause by providing written notice to Consultant. For all purposes of this Agreement, “Cause” shall mean Consultant has (i) been convicted of, or pleade nolo contendre to, any felony or lesser crime involving fraud, embezzlement or misappropriation of the property of Contractor or any of its subsidiaries, or (ii) engaged in gross negligence or willful misconduct in the performance of his duties hereunder that has resulted in material injury to the Contractor, or (iii) materially and willfully breached any material provision hereof which breach is not cured within ten (10) business days after written notice of such breach is received from Contractor, or (iv) misappropriated for his own purpose and benefit any material opportunity of the Contractor, or (v) repudiates that certain Separation Agreement and Release dated of even date herewith between the Parties or revokes the release contained therein. This Agreement shall also terminate in the event that the Consultant becomes an employee of Contractor or Consultant terminates this Agreement. No compensation or benefits will be paid or provided to the Consultant under this Agreement for periods following the date when a termination of this Agreement by Contractor for Cause, death, Disability, Consultant becoming an employee of Contractor is effective or if Consultant terminates this Agreement unless such termination by Contractor is due to Contractor’s material breach of a material term of this Agreement. In the event that Consultant is terminated without Cause, Consultant shall, as a severance payment, continue to receive all of the Compensation described in Article III for the periods indicated as if the consulting relationship had not been terminated.

Article VIII - Miscellaneous Provisions

Section 1 -  Prior Agreements.

This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are superseded by this Agreement except as otherwise provided in the stock option agreements between Contractor and Consultant and the Release Agreement.

Section 2 -  Amendments.

Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated, except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

Section 3 -  Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and/or permitted assigns; provided, however, that Consultant may not assign this Agreement without the prior written consent of Contractor in its sole discretion.

Section 4 -  Availability of Information.

All financial statements, reports, billings and other documents shall properly reflect the facts about all activities and transactions handled for the accounts of Contractor. Contractor’s duly authorized representatives shall have, during the term of this Agreement and for five (5) years thereafter, access at all reasonable times to all of the Consultant’s accounts and records that may be needed to verify and audit compliance with the provisions of this Agreement and all charges to Contractor (except those charged solely on a lump-sum basis).

Section 5 -  Business Ethics.

Consultant shall exercise reasonable care and diligence to prevent any actions or conditions which could result in a conflict with Contractor’s interest.

During the term of this Agreement, Consultant shall not accept any employment or engage in any work which creates a conflict of interest or competes with Contractor. Before engaging in an activity which may compete with Contractor or may give rise to a conflict or interest or the perception of such conflict of interest, Consultant shall disclose to Contractor its contemplated activity and obtain Contractor’s express written approval before proceeding.

Consultant shall not offer gifts, entertainment, payments, loans or other considerations to Contractor’s employees, their families, vendors, subcontractors and other third parties for the purpose of influencing such persons to act contrary to Contractor’s interest.

Consultant shall immediately notify Contractor of all violations of this provision upon becoming aware of such violation.

Section 6 -  Consequential Damages.

Neither party nor its affiliates, nor their officers, directors, employees or agents shall be liable hereunder to the other party or its affiliates for consequential or indirect loss or damage, including loss of profit, loss of use, loss of revenue or any other special or incidental damages.

Section 7 -  Business Opportunities.

This Agreement shall in no way be construed to (i) preclude in any way either party from pursuing any other business opportunities; (ii) establish any relationship between Contractor and Consultant with respect to such business opportunities; or (iii) establish any relationship between Contractor and Consultant with respect to the transaction that is the subject of this Agreement.

Section 8 -  Notice.

Any notice given under this Agreement shall be in writing and shall be hand delivered, sent by registered or certified mail, or delivered by a reputable overnight courier such as Federal Express to the parties at their respective addresses specified above.

Section 9 -  Severability.

The terms of this Agreement shall be deemed severable so that if any term should be found illegal or unenforceable, the remaining terms shall nevertheless continue in full force and effect.

Section 10 -  Governing Law.

This Agreement shall be interpreted governed and construed under the laws of the State of California

Section 11 -  Arbitration.

(a)           Disputes. ANY AND ALL DISPUTES OR CONTROVERSIES BETWEEN EXECUTIVE AND COMPANY ARISING OUT OF, RELATING TO OR OTHERWISE CONNECTED WITH EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF SUCH EMPLOYMENT, THIS AGREEMENT, OR THE VALIDITY, CONSTRUCTION, PERFORMANCE OR TERMINATION OF THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY BINDING ARBITRATION TO BE HELD IN LOS ANGELES, CALIFORNIA. THE ARBITRATION PROCEEDINGS SHALL BE GOVERNED BY (i) THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION AND (ii) THE FEDERAL ARBITRATION ACT.

THE ARBITRATOR SHALL HAVE THE SAME, BUT NO GREATER, REMEDIAL AUTHORITY AS WOULD A COURT HEARING THE SAME DISPUTE. THE DECISION OF THE ARBITRATOR SHALL BE WRITTEN, FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION AND SHALL BE IN LIEU OF THE RIGHTS THOSE PARTIES MAY OTHERWISE HAVE TO A JURY TRIAL; PROVIDED, HOWEVER, THAT SUCH DECISION SHALL BE SUBJECT TO CORRECTION, CONFIRMATION OR VACATION IN ACCORDANCE WITH THE PROVISIONS AND STANDARDS OF APPLICABLE LAW GOVERNING THE JUDICIAL REVIEW OF ARBITRATION AWARDS.

THE PREVAILING PARTY IN SUCH ARBITRATION, AS DETERMINED BY THE ARBITRATOR, AND IN ANY ENFORCEMENT OR OTHER COURT PROCEEDINGS, SHALL BE ENTITLED, TO THE EXTENT PERMITTED BY LAW, TO REIMBURSEMENT FROM THE OTHER PARTY FOR ALL OF THE PREVAILING PARTY’S COSTS (EXCLUDING THE ARBITRATOR’S COMPENSATION AND OTHER ARBITRATION FEES AND COSTS, WHICH SHALL BE PAID BY COMPANY IN ACCORDANCE WITH APPLICABLE STATE LAW), EXPENSES AND ATTORNEY’S FEES. JUDGMENT SHALL

BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER OF SUCH DISPUTE OR CONTROVERSY. NOTWITHSTANDING THE FOREGOING, EITHER PARTY MAY IN AN APPROPRIATE MATTER APPLY TO A COURT PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8, OR ANY COMPARABLE STATUTORY PROVISION OR COMMON LAW PRINCIPLE, FOR PROVISIONAL RELIEF, INCLUDING A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY INJUNCTION. TO THE EXTENT PERMITTED BY LAW, THE PROCEEDINGS AND RESULTS, INCLUDING THE ARBITRATOR’S DECISION, SHALL BE KEPT CONFIDENTIAL.

(b)           Consent to Personal Jurisdiction. The arbitrator(s) will apply California law to the merits of any dispute or claim, without deference to conflicts of law rules. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants.

(c)           Counterparts. This Agreement may be signed in multiple counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that they shall have the same effect as an original counterpart thereof and shall be binding on the person delivering the same.

(d)           Acknowledgment. EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date and year first written above.

Robert N. Weingarten

By:
Title: Consultant

ARTISTdirect, Inc.

By:
Title: